Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart, Inc. Announces Issuance of VB2 Patent

Fairfield, Calif. (January 22, 2008) — Copart, Inc. (NASDAQ: CPRT) today announced it has been issued Patent No. 7,315,832 by the United States Patent Office.  This patent covers and protects certain unique processes employed by its online auction platform, VB2. The patent was issued on January 1, 2008.

The VB2 online auction platform is comprised of a preliminary bidding session that allows bidders to access auction items and submit bids during a pre-established extended period of time followed by a real-time virtual auction session, which begins at the conclusion of the preliminary bidding session.  During the virtual auction session each item is offered at the high preliminary bid amount with the opportunity for continued bidding in a manner similar to a conventional live auction.

The VB2 platform provides tremendous advantage to buyers of used and salvaged automobiles by allowing potential buyers to gauge the interest and price range of an item for auction before the virtual auction is actually conducted.  Buyers can selectively monitor and participate in dozens of sales and place bids on the thousands of vehicles auctioned by Copart each business day. This allows buyers to allocate their resources to the vehicles they are most likely to buy. Also, the virtual auction component creates the frenzy and excitement associated with a live auction while at the same time providing for easy Internet access to the sale without actually having to physically attend the auction. Buyers participate in a real-time auction all at the click of a mouse.

Copart replaced the live auction process with the VB2 online auction platform during its fiscal year 2004.  Currently all of Copart’s 126 North American locations and seven of its ten locations in the United Kingdom sell completely online utilizing VB2.  In fiscal 2007 Copart sold over one million cars and vehicles over the Internet using VB2.

“We believe VB2 has had a tremendous impact on the success of Copart,” stated Willis J. Johnson, Chairman and CEO of Copart.  “Since the introduction of VB2 the returns to our sellers have increased over 50 percent as vehicles which were previously purchased primarily by local buyers are now bid on and sold to buyers throughout the world.  In fact, in our last fiscal year we sold to buyers from 94 different countries and in our last quarter more than one in every four cars we sold went to an international buyer.  We are committed to being the technological leader in the online auction industry and the global leader in our marketplace.”

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of vehicle remarketing services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers and exporters.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 136 facilities in the United States, Canada and the United Kingdom.  It also provides services in other locations through a network of independent salvage vehicle remarketers.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  The recently issued patent described above may be contested, circumvented, found unenforceable or invalidated.  We may not be able to prevent third parties from infringing our patent rights, and the rights granted may not provide us with proprietary protection or competitive advantages and, as a result, our competitors may be able to develop similar or superior competing technology.  Because we implemented VB2 across all our North American yards several years ago, we believe we will not continue to see the same year over year incremental benefits in our returns that we have seen in prior years.

We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. We recently acquired Universal Salvage plc and Century Salvage Sales Limited, whose business operations are located in the United Kingdom. We do not have any historic experience operating outside of North America, and completion of the acquisitions will result in the Company facing new risks associated with operating in international markets.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Heather Luck, Assistant to the Chief Financial Officer
(707) 639-5271

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000